Exhibit 10.1

Warner Bros. Discovery, Inc.

Non-Employee Directors Deferral Plan

Effective January 1, 2023

Table of Contents

Preamble		1

Article 1—General		1-1

1.1.	Plan	1-1
1.2.	Effective Dates	1-1

Article 2—Definitions		2-1

2.1.	Account	2-1
2.2.	Administrator	2-1
2.3.	Beneficiary	2-1
2.4.	Board or Directors	2-1
2.5.	Code	2-1
2.6.	Committee	2-1
2.7.	Common Stock	2-1
2.8.	Company	2-1
2.9.	Compensation	2-1
2.10.	Exchange Act	2-2
2.11.	Non-Employee Director	2-2
2.12.	Participant	2-2
2.13.	Plan	2-2
2.14.	Plan Year	2-2
2.15	Separation from Service	2-2
2.16	Valuation Date	2-3

Article 3—Participation		3-1

3.1.	Participation	3-1

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	TOC-i

Article 4—Participant Elections		4-1

4.1.	Deferral Agreement	4-1
4.2.	Amount of Deferral	4-1
4.3.	Timing of Election to Defer	4-1
4.4.	Election of Payment Schedule and Form of Payment	4-1

Article 5—Accounts and Credits		5-2

5.1.	Establishment of Account	5-2
5.2.	Credits to Account	5-2

Article 6—Investment of Contributions		6-1

6.1.	Investment Options	6-1
6.2.	Adjustment of Accounts	6-1

Article 7—Right to Benefits		7-1

7.1.	Vesting	7-1
7.2.	Death	7-1

Article 8—Distribution of Benefits		8-1

8.1.	Amount of Benefits	8-1
8.2.	Method and Timing of Distributions	8-1
8.3.	Payment Election Overrides	8-1
8.4.	Cashouts of Amounts Not Exceeding Stated Limit	8-1
8.5.	Permissible Delays in Payment	8-2
8.6.	Permitted Acceleration of Payment	8-2

Article 9—Amendment and Termination		9-1

9.1.	Amendment by Company	9-1
9.2.	Plan Termination Following Change in Control or Corporate Dissolution	9-1
9.3.	Other Plan Terminations	9-1

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	TOC-ii

Article 10—Plan Administration		10-1

10.1.	Powers and Responsibilities of the Administrator	10-1
10.2.	Plan Administrative Costs	10-1

Article 11.—Miscellaneous		11-1

11.1.	Unsecured General Creditor of the Company	11-1
11.2.	Company’s Liability	11-1
11.3.	Limitation of Rights	11-1
11.4.	Anti-Assignment	11-1
11.5.	Facility of Payment	11-2
11.6.	Notices	11-2
11.7.	Tax Withholding	11-2
11.8.	Indemnification	11-3
11.9.	Successors	11-4
11.10.	Disclaimer	11-4
11.11	Remedies	11-4
11.12.	Governing Law	11-4

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	TOC-iii

Preamble

The Plan is intended to conform with the requirements of Internal Revenue Code Section 409A and the final regulations issued thereunder and shall be interpreted, implemented, and administered in a manner consistent therewith.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Preamble 1

Article 1—General

1.1.	Plan

The Plan will be referred to as the “Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan”.

1.2.	Effective Date

The Effective Date is January 1, 2023.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 1-1

Article 2—Definitions

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1.	Account

“Account” means an account and any subaccounts established for the purpose of recording amounts credited on behalf of a Participant and any earnings, expenses, gains, losses, or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or to the Participant’s Beneficiary pursuant to the Plan.

2.2.	Administrator

“Administrator” means the Compensation Committee of the Directors of Warner Bros. Discovery, Inc. or the person or persons designated by the Committee to serve as Administrator.

2.3.	Beneficiary

“Beneficiary” means the persons, trusts, estates, or other entities entitled under Section 7.2 to receive benefits under the Plan upon the death of a Participant.

2.4.	Board or Directors

“Board” or “Directors” means the Directors of Warner Bros. Discovery, Inc.

2.5.	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.6.	Committee

“Committee” means the Compensation Committee of the Directors of Warner Bros. Discovery, Inc., or any successor committee designated by the Board.

2.7.	Common Stock

“Common Stock” means the Series A common stock of the Company.

2.8.	“Company”

“Company” means Warner Bros. Discovery, Inc. or any successor by merger, consolidation or otherwise.

2.9.	Compensation

“Compensation” or “Director Compensation” shall mean all compensation paid to Non-Employee Directors of the Company for service as a member of the Board, including annual cash retainers for Board service, annual cash retainers for service on a Board committee, and annual stock retainers for Board service which may be delivered in the form of Restricted Stock Units (RSUs), restricted stock, Common Stock or such other form of equity as the Board may determine from time to time.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 2-1

2.10. Exchange Act

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

2.11.	Non-Employee Director

“Non-Employee Director” means a non-employee member of the Board.

2.12.	Participant

“Participant” means a Non-Employee Director who commences participation in the Plan in accordance with Article 3.

2.13.	Plan

“Plan” means the unfunded plan of deferred compensation set forth herein, as adopted by the Company, and as amended from time to time.

2.14.	Plan Year

“Plan Year” means the calendar year period from January 1 through December 31.

2.15.	Separation from Service

Each Non-Employee Director is deemed for purposes of Section 409A of the Code to be an independent contractor. Unless a Non-Employee Director also provides services as an independent contractor to the Company or another service recipient within the same controlled group as the Company (as determined for purposes of Section 409A). a Non-Employee Director will have a Separation from Service when his or her service as a Non-Employee Director ceases. If a Non-Employee Director is also performing other services as an independent contractor he or she will have experienced a Separation from Service for purposes of the Plan at the later of (i) the date upon which his or her service as a Non-Employee Director ceases and (ii) the expiration of the contract (or, in the case of more than one contract, all contracts) under which such other services are performed, if the expiration constitutes a good-faith and complete termination of the contractual relationship.

If a Participant provides services both as an employee and as a member of the Directors of the Company, the services provided as an employee are not taken into account in determining whether the Participant has experienced a Separation from Service as a Non-Employee Director for purposes of any nonqualified deferred compensation plan, including the Plan, in which the Participant participates as a Non-Employee Director that is not aggregated under Code Section 409A with any plan in which the Participant participates as an employee.

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Code Section 409A and the final regulations thereunder.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 2-2

2.16.	Valuation Date

“Valuation Date” means each business day of the Plan Year that the Nasdaq Stock Market is open.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 2-3

Article 3—Participation

3.1.	Participation

The Participants in the Plan shall be each Non-Employee Director of the Company who has entered into a deferral agreement pursuant to Section 4.1 and who has not had his or her entire account balance under the Plan distributed in accordance with the provisions of Article 8.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 3-1

Article 4—Participant Elections

4.1.	Deferral Agreement

Each Non-Employee Director may elect to defer his or her Compensation by executing in writing or electronically, a deferral agreement in accordance with rules and procedures established by the Administrator and the provisions of this Article 4.

A new deferral agreement, which specifies the time and form of payment for amounts deferred in respect of such Plan Year, must be timely executed for each Plan Year with respect to which the Non-Employee Director desires to defer Compensation. A Non-Employee Director who does not timely execute a deferral agreement with respect to a Plan Year shall be deemed to have elected zero deferrals of Compensation for such Plan Year.

A deferral agreement may be changed or revoked during the period specified by the Administrator in accordance with the requirements of Code Section 409A and the final regulations thereunder. Except as provided in Section 9.3, a deferral agreement becomes irrevocable at the close of the specified period.

4.2.	Amount of Deferral

Subject to such rules, procedures and limitations, including establishing the distribution options available with respect to each election, as the Administrator may establish from time to time, a Non-Employee Director may elect to defer up to 100% of his or her Compensation with respect to a specific Plan Year.

4.3.	Timing of Election to Defer

Except as otherwise provided below, each Non-Employee Director who desires to defer Compensation otherwise payable during a Plan Year must execute a deferral agreement within the period preceding the Plan Year specified by the Administrator.

A Non-Employee Director who first becomes eligible to participate during a Plan Year may elect to defer Compensation otherwise payable during the remainder of such Plan Year in accordance with the rules of this Section 4.3 by executing a deferral agreement within the thirty (30) day period beginning on the date the Non-Employee Director is elected to the Board. If Compensation is based on a specified performance period that begins before the Non-Employee Director executes his or her deferral agreement, the election will be deemed to apply to the portion of such Compensation equal to the total amount of Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election becomes irrevocable and effective over the total number of days in the performance period. The rules of this paragraph shall not apply unless the Non-Employee Director can be treated as initially eligible in accordance with Treas. Reg. § 1.409A-2(a)(7).

4.4.	Election of Payment Schedule and Form of Payment

All elections of a payment schedule and a form of payment will be made in accordance with rules and procedures established by the Administrator and the provisions of this Section 4.4. At the time a Non-Employee Director completes a deferral agreement, the Non-Employee Director must elect a distribution event (which includes a specified time) and a form of payment for the Compensation subject to the deferral agreement from among the

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 4-1

options the Company has made available for this purpose. If a Non-Employee Director fails to elect a distribution event, he or she shall be deemed to have elected Separation from Service as the distribution event. If he or she fails to elect a form of payment, he or she shall be deemed to have elected a lump sum form of payment.

Article 5—Accounts and Credits

5.1.	Establishment of Account

For accounting and computational purposes only, the Administrator will establish and maintain an Account on behalf of each Participant which will reflect the credits made pursuant to Section 5.2, distributions or withdrawals therefrom, along with the earnings, expenses, gains and losses allocated thereto, attributable to the hypothetical investments made with the amounts in the Account as provided in Article 6. The Administrator may establish and maintain such other records and accounts, as it decides in its discretion to be reasonably required or appropriate for the proper administration of the Plan.

5.2.	Credits to Account

A Participant’s Account will be credited for each Plan Year with the amount of his or her elective deferrals under Section 4.1 at the time the amount subject to the deferral election would otherwise have been payable to the Participant.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 5-2

Article 6—Investment of Contributions

6.1.	Investment Options

The amount credited to each Account shall be treated as invested in the investment options designated for this purpose by the Administrator.

6.2.	Adjustment of Accounts

The amount credited to each Account shall be adjusted for hypothetical investment earnings, expenses, gains or losses in an amount equal to the earnings, expenses, gains or losses attributable to the investment options selected from among the investment options provided in Section 6.1. A Participant (or the Participant’s Beneficiary after the death of the Participant) may, in accordance with rules and procedures established by the Administrator, select the investments from among the options provided in Section 6.1 to be used for the purpose of calculating future hypothetical investment adjustments to the Account or to future credits to the Account under Section 5.2 effective as of the Valuation Date coincident with or next following notice to the Administrator. Each Account shall be adjusted as of each Valuation Date to reflect: (a) the hypothetical earnings, expenses, gains, and losses described above; (b) amounts credited pursuant to Section 5.2; and (c) distributions or withdrawals. In addition, each Account may be adjusted for its allocable share of the hypothetical costs and expenses associated with the maintenance of the hypothetical investments provided in Section 6.1.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 6-1

Article 7—Right to Benefits

7.1.	Vesting

A Participant, at all times, has a 100% nonforfeitable interest in the amounts credited to his or her Account attributable to his or her elective deferrals made in accordance with Section 4.1.

7.2.	Death

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries, in accordance with rules and procedures established by the Administrator. Whenever a Participant designates a new Beneficiary, all former Beneficiary designations by such Participant shall be revoked automatically. If a Participant and the Participant’s spouse divorce, any designations of the spouse as Beneficiary shall become null and void. The former spouse shall be treated as the Beneficiary under the Plan only if (i) after the divorce is final, the Participant expressly re-designates the former spouse as the Participant’s Beneficiary or (ii) the Administrator has received a court order directing that the former spouse be designated as a Beneficiary of the Participant as to all or a portion of the Participant’s Account.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s vested Account, such amount will be paid to his or her estate (such estate shall be deemed to be the Beneficiary for purposes of the Plan) in accordance with the provisions of Article 8.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 7-1

Article 8—Distribution of Benefits

8.1.	Amount of Benefits

The vested amount credited to a Participant’s Account as determined under Articles 5, 6, and 7 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

8.2.	Method and Timing of Distributions

Except as otherwise provided in this Article 8, distributions under the Plan shall be made in accordance with the elections made or deemed made by the Participant under Article 4. Except as expressly provided in this Section 8.2, distributions shall be made upon, or if so stated in the applicable election, based upon a schedule following, the distribution date or event, as applicable, specified in a Participant’s deferral election made in accordance with Article 4. All distributions related to a designated payment date or event shall be made no later than the time prescribed by Treas. Reg. Sec. 1.409A-3(d). Subject to such rules, procedures and limitations, including the specifying the distribution options available with respect to each such election, as the Administrator may establish from time to time, a Participant may elect, at least twelve months before a scheduled distribution event, to delay the payment date of any previously deferred compensation for a minimum period of sixty months from the originally scheduled date of payment, provided the election does not take effect for at least twelve months from the date on which the election is made. Any distribution election change must be made in accordance with procedures, rules and limitations established by the Administrator. The Participant may, at the same time the date of payment is deferred in accordance with this Section 8.2, change the form of payment so long as such change in the form of payment does not effect an acceleration of payment in violation of Code Section 409A or the provisions of Treas. Reg. § 1.409A-2(b). For purposes of this Section 8.2, a series of installment payments is always treated as a single payment and not as a series of separate payments.

8.3.	Payment Election Overrides

Upon the death of a Participant, the remaining vested amount credited to the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary regardless of whether the Participant had made different elections of time and/or form of payment or whether the Participant was receiving installment payments at the time of the event. In no event shall any amount payable following the death of a Participant be paid later than the last day of the calendar year following the calendar year in which the Participant dies.

8.4.	Cashouts of Amounts Not Exceeding Stated Limit

If the vested amount credited to the Participant’s Account does not exceed $25,000 at the time he or she incurs a Separation from Service for any reason, the Company shall distribute such amount to the Participant as soon as administratively feasible following the distribution event but in no event later than the time prescribed by Treas. Reg. Sec. 1.409A-3(d) in a single lump sum cash payment following such Separation from Service regardless of whether the Participant had made different elections of time or form of payment as to the vested amount credited to his or her Account or whether the Participant was receiving installments at the time of such termination.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 8-1

8.5.	Permissible Delays in Payment

Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of Articles 7 and 8 in any of the following circumstances (as long as the Company treats all payments to similarly situated Participants on a reasonably consistent basis):

(a)

The Company may delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Company reasonably anticipates that the making of the payment will not cause such violation.

(b)

The Company reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

8.6.	Permitted Acceleration of Payment

The Company may, but shall not be obligated to, permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Treas. Reg. § 1.409A-3(j)(4), including the following events:

(a)

Compliance with Ethics Agreement and Legal Requirements. A payment may be accelerated as may be necessary to comply with ethics agreements with the Federal government or as may be reasonably necessary to avoid the violation of Federal, state, local or foreign ethics law or conflicts of laws, in accordance with the requirements of Code Section 409A.

(b)

De Minimis Amounts. A payment may be accelerated if (i) the amount of the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), and (ii) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2).

(c)

Section 409A Additional Tax. A payment may be accelerated if the Plan fails to meet the requirements of Code Section 409A; provided that such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(d)	Other Events. A payment may be accelerated in the Administrator’s discretion in connection with such other events and conditions as permitted by Code Section 409A.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 8-2

Article 9—Amendment and Termination

9.1.	Amendment by Company

The Company reserves the right to amend the Plan through action of its Directors or its delegate. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his or her Account which had accrued and vested prior to the amendment.

9.2.	Plan Termination Following Change in Control or Corporate Dissolution

The Company reserves the right to terminate the Plan and distribute all amounts credited to all Participant Accounts within the 30 days preceding or the twelve months following a Change in Control as determined in accordance with the rules set forth in the regulations promulgated under Section 409A. For this purpose, the Plan will be treated as terminated only if all agreements, methods, programs and other arrangements sponsored by the Company immediately after the Change in Control which are treated as a single plan under Treas. Reg. § 1.409A-1(c)(2) are also terminated so that all Participants under the Plan and all participants under all similar arrangements are required to receive all amounts deferred under the terminated arrangements within twelve months of the date the Company irrevocably takes all necessary action to terminate the arrangements. In addition, the Company reserves the right to terminate the Plan within twelve months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U. S. C. Section 503(b)(1)(A) provided that amounts deferred under the Plan are included in the gross incomes of Participants in the latest of (a) the calendar year in which the termination and liquidation occurs, (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (c) the first calendar year in which payment is administratively practicable.

9.3.	Other Plan Terminations

The Company retains the discretion to terminate the Plan if (a) all arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Code Section 409A and Treas. Reg. § 1.409A-1(c)(2) are terminated, (b) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the termination of the arrangements, (c) all payments are made within twenty-four months of the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements, (d) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A and the regulations thereunder at any time within the three year period following the date of termination of the arrangement, and (e) the termination does not occur proximate to a downturn in the financial health of the Company. The Company also reserves the right to amend the Plan to provide that termination of the Plan will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 9-1

Article 10—Plan Administration

10.1. Powers and Responsibilities of the Administrator

The Administrator has the full power and the full responsibility to administer the Plan in all of its details. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a)	To make and enforce such rules and procedures as it deems necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan, its interpretation thereof to be final on all persons claiming benefits under the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To administer, review and resolve any claims made under the Plan;

(e)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f)	To determine the person or persons to whom such benefits will be paid;

(g)	To authorize the payment of benefits;

(h)	To make corrections and recover the overpayment of any benefits;

(i)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(j)	By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan.

10.2. Plan Administrative Costs

All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator in administering the Plan shall be paid by the Plan to the extent not paid by the Company.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 10-1

Article 11—Miscellaneous

11.1. Unsecured General Creditor of the Company

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2. Company’s Liability

The Company’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the deferral agreements entered into between a Participant and the Company. The Company shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and a deferral agreement or agreements.

11.3. Limitation of Rights

Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Company, the Plan or the Administrator, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

11.4. Anti-Assignment

Except as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p), none of the benefits or rights of a Participant or any Beneficiary of a Participant shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his or her Beneficiary. Neither the Participant nor his or her Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder. Notwithstanding the preceding, the benefit payable from a Participant’s Account may be reduced, at the discretion of the Administrator, to satisfy any debt or liability to the Company.

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11.5. Facility of Payment

If the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his or her affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Company to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Company, the Plan and the Administrator for the payment of benefits hereunder to such recipient.

11.6. Notices

Any notice or other communication to the Company or Administrator in connection with the Plan shall be deemed delivered in writing if addressed to the Company at Warner Bros. Discovery, Inc. 230 Park Avenue South, New York, NY 10003 and if either actually delivered at said address or, in the case or a letter, five business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified.

11.7. Tax Withholding

If the Company concludes that tax withholding is required at law with respect to any deferral or payment hereunder, the Company shall withhold such amounts from any payments due the Participant or from amounts deferred, as permitted by law, or otherwise make appropriate arrangements with the Participant or his or her Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 11.7 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants under the Plan.

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11.8. Indemnification

(a)

Each Indemnitee (as defined in Section 11.8(e)) shall be indemnified and held harmless by the Company for all actions taken by him or her and for all failures to take action (regardless of the date of any such action or failure to take action), to the fullest extent permitted by the law of the jurisdiction in which the Company is incorporated, against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding (as defined in subsection (e)). No indemnification pursuant to this Section shall be made, however, in any case where (1) the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness or (2) there is a settlement to which the Company does not consent.

(b)

The right to indemnification provided in this Section shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by the Company in advance of the final disposition of the Proceeding, to the fullest extent permitted by the law of the jurisdiction in which the Company is incorporated; provided that, if such law requires, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only on delivery to the Company of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise.

(c)

Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be such and shall inure to the benefit of his or her heirs, executors, and administrators. The Company agrees that the undertakings made in this Section shall be binding on its successors or assigns and shall survive the termination, amendment, or restatement of the Plan.

(d)

The foregoing right to indemnification shall be in addition to such other rights as the Indemnitee may enjoy as a matter of law or by reason of insurance coverage of any kind and is in addition to and not in lieu of any rights to indemnification to which the Indemnitee may be entitled pursuant to the by-laws of the Company.

(e)	For the purposes of this Section, the following definitions shall apply:

(i)

“Indemnitee” shall mean each person serving as an Administrator (or any other person who is an employee, member of the Directors, or officer of the Company) who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that he or she is or was performing administrative functions under the Plan.

(ii)

“Proceeding” shall mean any threatened, pending, or completed action, suit, or proceeding (including, without limitation, an action, suit, or proceeding by or in the right of the Company), whether civil, criminal, administrative, investigative, or through arbitration.

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11.9. Successors

The provisions of the Plan shall bind and inure to the benefit of the Company, the Company and their successors and assigns and the Participant and the Participant’s designated Beneficiaries.

11.10. Disclaimer

It is the Company’s intention that the Plan comply with the requirements of Code Section 409A. The Company shall not have any liability to any Participant should any provision of the Plan fail to satisfy the requirements of Code Section 409A.

11.11. Remedies

In the event that, after written demand is made therefore, the Company fails to pay any Participant or Beneficiary promptly any amount due under Article 8 hereof, in addition to (and not in limitation of) any other rights and remedies that may otherwise be available at applicable law, such Participant or Beneficiary shall also be entitled to the same rights and remedies that would be available under Section 198 of the New York Labor Law (or any successor statute thereto) if the amount payable hereunder were wages payable to an employee employed in the State of New York.

11.12. Governing Law

The Plan will be construed, administered, and enforced according to the laws of the State of Delaware, but giving effect to the remedies specified in Section 11.11.

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan	Article 11-4